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                                                                  EXHIBIT 4.12.1



                               FIRST AMENDMENT TO
              COMMON STOCK WARRANT FOR KLEIN INVESTMENT GROUP, L.P.
                   (FOR 401,924 SHARES ISSUED AUGUST 7, 1996)

              TERMINATION OF LETTER AGREEMENT DATED JANUARY 7, 1997

                TERMINATION OF ACCRUED COMPENSATION OBLIGATIONS
                PURSUANT TO CONSULTING AGREEMENT AUGUST 23, 1996


This shall constitute an Amendment to that certain Common Stock Warrant for the Purchase of Shares of Common Stock (the "Warrant") issued as of August 7, 1996, by Norris Communications Corp. (predecessor to Norris Communications, Inc., the "Issuer") in favor of Klein Investment Group, L.P. (the "Holder"), which agreement granted to Holder the right to purchase 401,924 shares of common stock of the Issuer. The Warrant was issued as required by the Placement Agreement dated April 16, 1996 between the parties. Said Warrant is hereby amended and modified in the following manner:

1. The number of shares subject to the Warrant shall be hereby amended to be 801,924 shares, the new quantity for purposes of the preamble paragraph to the Warrant. This is being done to implement the requirement of a warrant on an additional 400,000 shares, as defined in Section 3(a) of sthe Consulting Agreement dated August 23, 1996 (the "Consulting Agreement"), and amended in that letter agreement dated January 7, 1997 (erroneously dated 1996), which letter agreement is hereby terminated. After this amendment, the only Warrant outstanding to the Holder shall be the August 7, 1996 Warrant, as amended by this First Amendment (granting the right to purchase 801,924 shares) and the Issuer shall not be obligated to grant or issue any additional Warrants except as may be agreed to by the parties in writing subsequent to the date of this amendment, or as required by the terms of the Warrant itself.

2. To amend the exercise price, the Section 4 (a) of the Warrant is hereby deleted and replaced with the following new Section 4 (a):

"The Exercise Price for this Warrant shall be $0.25 per Share."

3. To correct the language for share reservation, Sections 3 (a), (b) and (c) are hereby deleted in their entirety and replaced with the following new Section 3:

"The Issuer hereby agrees that at all times there shall be reserved for issuance and delivery a number of shares of Common Stock sufficient to provide for the full exercise of the rights of purchase represented by this Warrant. All such shares shall be duly authorized and, when issued upon the exercise or exchange of the Warrant in accordance with the terms hereof, shall be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale (other than as set forth herein or pursuant to applicable federal and state securities laws) and free and clear of all preemptive rights."

All other provisions of the Warrant shall remain in full force and effect as amended, without modification.

As consideration of this amendment and for the separate amendment to the Controlled Liquidation and Lock Up Agreement dated March 31, 1997 and May 19, 1997, for certain participants therein stated, the Holder agrees that any and all claims for additional warrants



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or other compensation pursuant to the Consulting Agreement, as amended, and as terminated by the Issuer by letter dated July 23, 1997, are hereby waived, canceled and terminated. The Issuer shall not be obligated for any prior compensation or expenses pursuant to Section 3 of the Consulting Agreement. Any future services shall require a separate written agreement. The provisions of Sections 4, 5, 8 and 9 of the Consulting Agreement remain in full force and effect.

The undersigned Holder acknowledges that neither the Warrant nor any rights under the Consulting Agreement have been assigned, transferred, pledged or encumbered in any manner prohibited therein. The undersigned represent and warrant that each has all corporate and partnership power and authority required to validly execute this as a binding agreement between Holder and Issuer.

IN WITNESS WHEREOF, the Issuer and Holder have caused this Amendment to be executed by duly authorized officers effective as of this 29th day of September, 1997.

NORRIS COMMUNICATIONS, INC.


BY: /s/ Alfred H. Falk
   ------------------------------------
        Alfred H. Falk, President

KLEIN INVESTMENT GROUP, L.P.,
a Delaware limited partnership

BY: ICG, Inc., its general partner


By: /s/ William S. Elkus
   ------------------------------------
        William S. Elkus
        President